EXHIBIT 99.1

United-Guardian Reports Year-End Earnings and Appointment of New Director

HAUPPAUGE, N.Y., March 24, 2016 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (NASDAQ:UG) reported today that net sales for FY-2015 were up 4.1% over last year, increasing from $13,449,679 in 2014 to $14,006,244 in 2015. Net income was also up, increasing from $4,050,416 ($0.88 per share) in 2014 to $4,606,929 ($1.00 per share) in 2015.

“The increase in sales and earnings for 2015 was primarily due to very strong sales of one of our Lubrajel® products in China during the first nine months of 2015,” said Ken Globus, President of United-Guardian. “Due to a number of factors, including some customers in China overestimating their inventory requirements during the first nine months of 2015, we did not see any significant sales of this product into China in either the fourth quarter of 2015 or the first quarter of this year. This negatively affected our fourth quarter 2015 sales, and is also expected to impact our sales for the first half of 2016. We are hoping to see a resumption of sales of this product into China in the second half of this year.”

“On a much more positive note, we have received FDA approval to market our new single-dose form of Renacidin®, our proprietary urological product, and expect sales of this product to begin around April 1st. We are hopeful that those sales, along with the potential for additional revenue later this year from our new line of Lubrajel 'Natural' products, as well as the expected resumption of sales into China in the second half of the year, will at least partially offset the expected reduction in sales in China for the first half of 2016.”

Mr. Globus also announced that the company’s Board of Directors has appointed Mr. S. Ari Papoulias to fill the vacancy that resulted from the resignation of one of the Board members due to a job conflict. Mr. Papoulias holds a Ph.D. in Chemical Engineering, an MBA in Finance, and has extensive business and financial experience. Mr. Papoulias will also serve on the company’s Audit Committee.

“We are very excited to welcome Ari to our Board,” said Mr. Globus. “We believe that his business and financial experience will be extremely valuable to the company as we continue our efforts to grow the business in an increasingly competitive marketplace.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2015 AND DECEMBER 31, 2014

STATEMENTS OF INCOME

	Years ended December 31,
	2015	2014

Net sales	$14,006,244	$13,449,679

Costs and expenses:
Cost of sales	5,202,158	5,317,707
Operating expenses	1,862,290	1,910,585
Research and development	648,211	730,412
Total costs and expenses	7,712,659	7,958,704
Income from operations	6,293,585	5,490,975

Other income:
Investment income	332,705	239,592
Loss from sale of asset	(879)	---
Income from damage settlement	---	24,403
Total other income	331,826	263,995
Income from operations before income taxes	6,625,411	5,754,970

Provision for income taxes	2,018,482	1,704,554
Net income	$4,606,929	$4,050,416

Earnings per common share (basic and diluted)	$1.00	$.88

Weighted average shares (basic and diluted)	4,594,319	4,596,439

BALANCE SHEET DATA

	December 31,
	2015	2014

Current assets	$14,517,960	$14,663,071
Net property, plant, and equipment	1,096,113	1,207,903
Other asset	74,118	68,042
Total assets	$15,688,191	$15,939,016

Current liabilities	$988,367	$974,970
Deferred income taxes	118,010	227,108
Total Liabilities	$1,106,377	$1,202,078

Stockholders’ equity	$14,581,814	$14,736,938
Total liabilities and stockholders’ equity	$15,688,191	$15,939,016

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Contact: Robert S. Rubinger
(631) 273-0900